Exhibit 10.2
AMENDMENT TO SECOND AMENDED AND RESTATED
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
     AMENDMENT, dated August 12, 2008, to the Delphi Financial Group, Inc. (the “Company”) Second Amended and Restated Long-Term Performance-Based Incentive Plan (the “Plan”).
     By action of the Compensation Committee of the Board of Directors of the Company duly taken on the above-referenced date, the Plan is hereby amended as follows:
     1. The first sentence of Section 6.1(b) of the Plan is hereby amended and restated in its entirety to read as follows:
“The exercise price of an Option will be the Fair Market Value per share of the stock subject to the Option, determined as of the grant date, or such higher per-share amount as may be determined by the Committee on the grant date.”
     2. The text of Section 6.1(e) of the Plan is hereby amended and restated in its entirety to read as follows:
“Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) (i) through the delivery of shares of Company common stock which have been outstanding for at least six months, or through the withholding of shares of Company common stock issuable pursuant to such exercise, having in either case a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (ii) to the extent permitted by applicable law, by delivery of an unconditional and irrevocable undertaking by a broker selected by Mr. Rosenkranz to deliver promptly to the Company sufficient funds to pay the exercise price, or (iii) by any combination of the permissible forms of payment.”
     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the Company’s behalf.

DELPHI FINANCIAL GROUP, INC.
By:	/S/ CHAD W. COULTER
Chad W. Coulter
Secretary